Exhibit 10.4

News Corporation

August 2, 2010

James R. Murdoch

Chairman and Chief Executive, Europe and Asia

News Corporation

1211 Avenue of the Americas

New York, NY 10036

Re:	Notification of Annual Bonus and Performance-Based Bonus Opportunities

Dear James:

The purpose of this letter (the “Agreement”) is to advise you that the Compensation Committee (the “Compensation Committee”) of the Board of Directors (the “Board”) of News Corporation (the “Company”) approved new criteria pursuant to which it would base its determination to pay annual bonus and long-term incentive awards to you. This Agreement also sets forth the terms and conditions applicable to the annual bonus and long-term incentive awards.

Annual Bonus

Beginning for the fiscal year ending June 30, 2011 and until further action by the Compensation Committee, you will be eligible to receive an annual bonus, two-thirds of which will be based on financial and operating performance as compared to the Company’s annual budget, taking into account a range of factors without pre-determined weights on these factors, and one-third of which will be based on qualitative factors, including, but not limited to, individual and group contributions to the Company’s financial and non-financial objectives (the “Annual Bonus”). The Annual Bonus will be paid in cash. The payment of the Annual Bonus to you is conditioned upon the funding of a bonus pool based on the attainment of one or more pre-established objective performance measures that shall be determined by the Compensation Committee within the 90 day period after the beginning of the fiscal year (the “Annual Bonus Condition”). If the Annual Bonus Condition is met, you shall be entitled to receive an Annual Bonus based on the Compensation Committee’s assessment of the factors described above.

The Annual Bonus will be subject to the following provisions upon any event of termination:

Termination due to death or Disability (as defined below)—You shall be entitled to receive any Annual Bonus payable but not yet paid in respect of any fiscal year prior to the date such termination occurs and a pro rata portion of the Annual Bonus you would have earned for the fiscal year of such termination had no termination occurred. Such pro rata portion shall be calculated based on your target opportunity and based on the number of days you were employed by the Company in the fiscal year during which your employment terminated compared to the total number of days in such fiscal year.

Termination for any reason other than death or Disability (as defined below)—You shall be entitled to receive any Annual Bonus payable but not yet paid in respect of any fiscal year prior to the date such termination occurs and a pro rata portion of the Annual Bonus you would have earned for the fiscal year of such termination had no termination occurred. Such pro rata portion shall be calculated based solely on the Compensation Committee’s assessment of Company financial and operational performance as compared to the Company’s annual budget established in connection with the Annual Bonus described herein, provided that any threshold criteria established by the Compensation Committee as a condition of the payment of the Annual Bonus is satisfied.

For the Annual Bonus for fiscal 2011, the Compensation Committee approved a target opportunity of $6.0 million and a maximum bonus opportunity of $12.0 million. Target opportunities for the Annual Bonus for future years will be communicated to you upon determination.

Performance-Based LTIP

In addition, beginning for the fiscal year ending June 30, 2011 and until further action by the Compensation Committee, you shall be eligible to participate in the News Corporation Executive Officer Performance-Based Long-Term Incentive Program (“Performance-Based LTIP”). Each Performance-Based LTIP represents the right to receive the U.S. dollar value of one share of News Corporation’s Class A common stock, par value $0.01 per share (“Class A Common Stock”) in cash. The Performance-Based LTIP awards shall be awarded under the Company’s 2005 Long-Term Incentive Plan (the “LTIP”). The Performance-Based LTIP will be paid in cash after the completion of the three-year performance period (the “Performance Period”), subject to the satisfaction of one or more pre-established objective performance measures that shall be determined by the Compensation Committee within the 90 day period after the beginning of the fiscal year (the “PSU Performance Condition”). If the Performance Condition is met, the actual number of Performance-Based LTIP awards to be awarded to you shall be the number of Performance-Based LTIP awards payable based on the achievement of the following performance metrics compared to performance targets established by the Compensation Committee within the 90 day period after the beginning of the fiscal year: (i) average year over year adjusted earnings per share growth (“EPS”), (ii) average year over year adjusted free cash flow growth (“FCF”) and (iii) the Company’s 3-year total shareholder return (“TSR”) compared with the 3-year TSR of the companies that comprise the S&P 500 (excluding financial and energy sector companies). These performance-based metrics will be evaluated and certified by the Compensation Committee at the end of the three year performance period.

The terms and conditions for the Performance-Based LTIP awards (the “Terms and Conditions”) are attached as Exhibit A to this Agreement.

In addition, your Performance-Based LTIP will be subject to the following provisions upon any event of termination:

Any type of termination on or prior to the last day of the first fiscal year of the Performance Period—The entire award will be forfeited.

Termination due to death or Disability (as defined below), by the Company without Cause (as defined below) or by you with Good Reason (as defined below) or due to Retirement (as defined below) that occurs within the second or third fiscal years of the applicable Performance Period—You shall be entitled to receive the full value of any award which will be calculated at the end of the Performance Period as if no termination had occurred and such award shall be payable when such award would have been paid had no termination occurred.

Termination by the Company for Cause (as defined below) or by you without Good Reason that occurs within the second or third fiscal years of the applicable Performance Period—The pro rata value of any award which will be calculated at the end of the Performance Period based on (a) the Final PSU Credits (as defined in the Terms and Conditions) that you would have received if no termination had occurred multiplied by (b)(1) the number of days you were employed by the Company during the Performance Period divided by (2) the total number of days in such Performance Period.

For purposes of this Agreement:

“Disability” shall mean if you are unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.

“Retirement” shall mean your resignation or termination of employment after attainment of age 60 with ten years of service with the Company or any of its affiliates so long as you are not then employed by another company.

“Cause” shall mean (a) a deliberate and material breach by you of your duties and responsibilities that results in material harm to the Company and its affiliates which breach is committed without reasonable belief that such breach is in, or not contrary to, the best interests of the Company, and is not remedied within 30 days after receipt of written notice from the Company specifying such breach, (b) your plea of guilty or nolo contendere to, or nonappealable conviction of, a felony, which conviction or plea causes material damage to the reputation or financial position of the Company, or (c) your addiction to drugs or alcohol that results in a material breach of your duties and responsibilities and that results in material harm to the Company and its affiliates, which addiction is not remedied within 30 days after receipt of written notice from the Company specifying such breach.

“Good Reason” shall mean the occurrence of any of the following without your express written consent: (a) the assignment to you of any duties inconsistent with your positions, duties, responsibilities and status with the Company, a change in your reporting responsibilities, title or offices, or any removal of you from or failure to elect or re-elect you to any position with the Company (including membership on the Board of Directors of the Company, but only to the extent that the Company does not use its best efforts to maintain your membership on its Board) except in connection with your promotion or a termination of employment for Cause; (b) a reduction in your base salary, as such base salary may be increased from time to time thereafter; (c) a material reduction in your benefits under any employee benefit plan (unless failure to reduce such benefits would constitute a violation of applicable law); (d) any relocation of your work location outside of London or New York City; (e) any material reduction in fringe benefits and perquisites provided to you (unless failure to reduce such benefits would constitute a violation of applicable law); (f) any material breach by the Company or of any provision of this Agreement; or (g) failure by any successor to the Company expressly to assume all obligations of the Company under this Agreement; provided, however, that an event specified in (a), (b), (c), (e) or (f) herein that has occurred inadvertently and in good faith shall not constitute “Good Reason” if it is remedied within 30 days after receipt of written notice from you specifying such event.

For the fiscal 2011-2013 performance period, the Compensation Committee approved a target PSU opportunity (a “PSU Target Value”) of $6.0 million and a PSU Target Number (as defined below) of 456,621. Target opportunities for the Performance-Based LTIP for future years will communicated to you upon determination.

In addition, the maximum PSU opportunity (the “PSU Maximum Opportunity”) shall be no greater than 150% of the PSU Target Number where the “PSU Target Number” is determined by dividing the PSU Target Value by the 20 trading day average closing price of the Company’s Class A common stock, par value $0.01 per share, ending on the June 30 of the prior fiscal year provided that such PSU Maximum Opportunity shall also be subject to the limitations set forth in the LTIP

The Annual Bonus Condition, PSU performance metrics and performance condition shall be communicated to you upon determination by the Compensation Committee.

Sincerely,

/s/ Lawrence A. Jacobs
By:	Lawrence A. Jacobs
Title:	Senior Executive Vice President and Group General Counsel
News Corporation

Exhibit A

NEWS CORPORATION

EXECUTIVE OFFICER PERFORMANCE-BASED LONG-TERM INCENTIVE PROGRAM

SUMMARY OF TERMS AND CONDITIONS OF PERFORMANCE STOCK UNIT

Eligible Persons	Persons who may be designated from time to time by the Compensation Committee (the “Compensation Committee”) of the Board of Directors of News Corporation

Award	An award of News Corporation Performance Stock Units (“PSUs”), with each representing the right to receive the U.S. dollar value of one share of News Corporation’s Class A common stock, par value $0.01 per share (“Class A Common Stock”) in cash. The PSUs will be granted under the News Corporation 2005 Long-Term Incentive Plan (the “LTIP”).

Performance Period	3-Year Performance Period

Performance Metrics (Target Performance, Maximum Performance and Limitation Adjustment)	Performance Metric	Target Performance	Maximum Performance
	Earnings Per Share (“EPS”) Growth—Average Adjusted EPS growth per fiscal year measured by the sum of the year over year annual growth in each of the three fiscal years of the performance period, divided by 3 versus a pre-established target	40%	80%
	Free Cash Flow (“FCF”) Growth—Average Adjusted Free Cash Flow growth per fiscal year measured by the sum of the year over year annual growth in each of the three fiscal years of the performance, divided by 3 versus a pre-established target	40%	80%
	Total Shareholder Return (“TSR”)—News Corporation’s 3-year TSR compared with the 3-year TSR of the companies comprising the S&P 500 Index (excluding Financial and Energy sector companies) at the end of the Performance Period	20%	40%

	Subtotal	100%	200%**
	** However, in no event may a payout exceed 150% of the PSU Target Number (defined below) the Eligible Person has the opportunity to earn.

The EPS and FCF performance metrics are determined as the percentage growth from News Corporation’s prior year end consolidated results. The TSR performance metric is determined by a measurement at the end of the Performance Period.

Limitation Adjustment—A “limitation adjustment” may be required in some cases to cap the maximum payout at 150% of the PSU Target Number (defined below).

Target Determinations	Within 90 days of the beginning of each Performance Period, the Compensation Committee will establish, for each of the performance metrics, performance ranges and payout ranges for the Performance Period. At such time, unless already set forth in an applicable employment agreement, the Compensation Committee will determine the target opportunity for each Eligible Person expressed as a dollar value (the “PSU Target Value”). The PSU Target Value will be converted into a target number of PSUs based on the 20 trading day average closing price of the Class A Common Stock ending on the June 30 of the prior year (the “PSU Target Number”). Such performance metrics’ performance ranges, payout ranges, and PSU Target Value will be conveyed in writing to each applicable Eligible Person within 90 days of the beginning of each Performance Period.

Performance Determination

•   As soon as practicable following the end of the Performance Period, the Compensation Committee will compute the average of the annual EPS and FCF performance metrics for each of the three applicable fiscal years and determine the final performance metric for each of the three performance metrics, which, because of the Limitation Adjustment described above, cannot exceed 150% of the PSU Target Number (the “Final Performance Metric”). The Compensation Committee will then certify the achievement of the results for the Performance Period.

•   All performance metrics may be adjusted at the sole discretion of the Compensation Committee as it deems appropriate (i) to exclude the effect of extraordinary, unusual and/or non-recurring items, discontinued operations and accounting charges and (ii) to reflect such other facts as the Compensation Committee deems appropriate so as to reflect the performance metric and not distort the calculation of the performance metric.

Payment	Subject to the Condition to Payment of PSUs described below, at the end of the Performance Period, each Eligible Person will be credited with the number of PSUs determined by multiplying the PSU Target Number by the Final Performance Metric (the “Final PSU Credits”).

Each Eligible Person will then receive a payment equal to the Final PSU Credits multiplied by the closing price of the Company’s Class A Common Stock on the last trading day immediately prior to the Payment Date, subject to the limitations set forth in the LTIP. The “Payment Date” shall be August 15 or the business day closest to August 15. Thus, the Final PSU Credits reflect, for each Eligible Person, both Company performance and any change in the value of the Company’s Class A Common Stock over the three-year Performance Period.

Condition to Payment of PSUs	The Payment of PSUs to each Eligible Person is subject to the attainment of one or more pre-established objective performance measures that shall be determined by the Compensation Committee within the 90 day period after the beginning of the fiscal year (the “PSU Performance Condition”). If the PSU Performance Condition is met, the actual number of PSUs to be awarded shall be determined by multiplying the PSU Target Number by the Final Performance Metric as described herein subject to the maximum limitation contained in the 2005 Long-Term Incentive Plan.

Impact of Termination During a Performance Period

Unless set forth in an applicable employment agreement or otherwise provided by the Compensation Committee, in its sole discretion, the following provisions shall apply to the PSUs:

Upon any type of termination on or prior to the last day of the first fiscal year of the applicable Performance Period, the entire Award will be forfeited.

Upon termination that occurs within the second or third fiscal years of the applicable Performance Period, the following terms and conditions shall apply:

In the event of termination by the Company for Cause (as may be defined in an applicable employment agreement) or termination by an Eligible Person without Good Reason (as may be defined in an applicable employment agreement), the entire Award will be forfeited.

In the event of termination by the Company without Cause (as may be defined in an applicable employment agreement), including by a non-renewal of the Eligible Person’s employment agreement, termination by the Eligible Person with Good Reason (as may be defined in an applicable employment agreement) or upon retirement, an Eligible Person shall be entitled to receive a pro-rata portion of any Award that would have been paid had no termination occurred based on the number of days the Eligible Person was employed by the Company during the Performance Period.

In the event of death or Disability (as defined below), an Eligible Person shall be entitled to receive the full value of any Award at the end of the Performance Period as if no termination had occurred and such Award shall be payable when such Award would have been paid had no termination occurred.

“Disability” shall mean an Eligible Person is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.

“Retirement” shall mean the resignation or termination of employment by the Eligible Person after attainment of age 60 with ten years of service with the Company or any of its affiliates so long as the Eligible Person is not then employed by another company.

Definitions

“Adjusted Net Income” shall be determined by adjusting Net Income by eliminating the effect on Net Income of the following items, which will apply equally to income and losses from “Associated Entities” (as that term is used in News Corporation’s audited consolidated financial statement (the “Financial Statements”) included in Net Income (the “ Adjustments “) - (i) non-cash intangible asset impairment charges and writedowns on investments to realizable values; (ii) gains or losses on the sale or other disposition of businesses or investments; (iii) items classified as Extraordinary Items (or a similar classification); (iv) the impact of changes in accounting in the fiscal year of such change (with the intent being to measure Adjusted Net Income in each Fiscal Year on the same bases of accounting); (v) costs of material business restructurings, reorganizations and relocations (includes severances, shut down, asset writeoffs—whether immediately recognized or the incremental impact of accelerated charges over the restructuring period); and (vi) gains and losses from capital and debt issuances and retirements. The determination may reflect such other adjustments as the Compensation Committee deems appropriate to reflect the performance metric so as to not distort the calculation of the performance metric.

“Earnings Per Share” is calculated by dividing Adjusted Net Income by the number of shares of stock (or stock equivalents) of the combined classes of News Corporation’s common stock utilized in the Financial Statements for the respective fiscal year in determining diluted earnings per share, after adjusting for new share issuances and the effect of corporate reorganizations such as stock splits.

“Free Cash Flow” is defined as operating income before depreciation and amortization, less cash interest, operating taxes paid, working capital requirements and capital expenditures, plus distributions/dividends received and non-cash compensation expense, all determined from continuing operations. Comparable adjustments made to Net Income in accordance with the definition of Adjusted Net Income will be made to Free Cash Flow to the extent they impact Free Cash Flow.

“Net Income” for each fiscal year shall be determined in accordance with United States generally accepted accounting principles and will be such amount reported as Net Income in the Financial Statements.

“Total Shareholder Return” is calculated as the change in value of the Company’s weighted average of the share price of the Company’s Class A Common Stock and Class B common stock, par value $0.01 per share, as quoted on The NASDAQ Stock Market over the Performance Period .

Weighted Average TSR = (Weighted Class A TSR plus Weighted Class B TSR)

Weighted Class A TSR = (((share price of the Class A Common Stock at the end of the 3-year Performance Period minus the share price of the Class A Common Stock at the beginning of the three-year Performance Period) plus dividends reinvested) divided by the share price of the Class A Common Stock at the beginning of the three-year Performance Period) multiplied by the percentage of shares outstanding of the Class A Common Stock to total shares outstanding.

Weighted Class B TSR = (((share price of the Class B Common Stock at the end of the 3-year Performance Period minus the share price of the Class B Common Stock at the beginning of the three-year Performance Period) plus dividends reinvested) divided by the share price of the Class B Common Stock at the beginning of the three-year Performance Period) multiplied by the percentage of shares outstanding of the Class B Common Stock to total shares outstanding.

Share price is determined using the 20 trading day average closing price up to the last trading day on or prior to June 30. Shares outstanding is determined on the last trading day on or prior to June 30 at the end of the Performance Period.